Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Baiya International Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, $0.0001 par value per share	457(c) and 457(h)	2,400,000	(2)	$0.71	$1,704,000	0.00015310	$260.88
Total Offering Amounts						$1,704,000		$260.88
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$260.88

(1)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is based on the lowest trading price ($0.7079) of the Registrant’s Class A ordinary shares during the five trading days ended July 9, 2025, which occurred on July 7, 2025, as reported on the Nasdaq Capital Market.

(2)	Represents 2,400,000 class A ordinary shares issuable under our 2025 Share Incentive Plan, dated as of July 10, 2025(the “2025 Plan”). Pursuant to Rule 416(a) of the Securities Act, the number of class A ordinary shares registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.